Exhibit 3.33

CSC 45 DRAW DOWN	ARTICLES OF ORGANIZATION OF CHEMUNG LANDFILL LLC	F050805000 500

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is

CHEMUNG LANDFILL LLC

SECOND: The county within this state in which the office of the limited liability company is to be located is Chemung.

THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is Corporation Service Company, 80 State Street, Albany, NY 12207.

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is Corporation Service Company, 80 State Street, Albany, NY 12207.

FIFTH: The limited liability company is to be managed by (check appropriate box):

☒	1 or more members

☐	A class or classes of members

☐	1 or more managers

☐	A class or classes of managers

/s/ John W. Casella	John W. Casella, Organizer
(signature)	(name and capacity of signer)

F060127 000836

CT-07

CERTIFICATE OF CHANGE

OF

Chemung Landfill LLC

Under Section 211-A of the Limited Liability Company Law

1. The name of the limited liability company is: Chemung Landfill LLC.

2. The date of filing of the original articles of organization with the Department of State is August 5, 2005.

3. The articles of organization are amended:

To change the post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the limited liability company which may be served on him to read as follows: c/o C T Corporation System, 111 Eighth Avenue, New York, NY 10011.

To change the registered agent in New York upon whom all process against the limited liability company may be served to C T CORPORATION SYSTEM, located at 111 Eighth Avenue, New York, NY 10011.

/s/ LAUREN KREATZ
(Name & Title of Signer)
LAUREN KREATZ, Authorized Person

NY075 – 6/19/00 C T System Online

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